Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (expected to be filed with the Securities and Exchange Commission on or about April 17, 2015) of Aethlon Medical, Inc. (the “Company”) of our report dated April 17, 2015 relating to the Company’s consolidated financial statements as of March 31, 2014 and 2013 and for each of the years in the two-year period then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Squar, Milner, Peterson, Miranda & Williamson, LLP

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

April 17, 2015